                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         NORFOLK SOUTHERN CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         NORFOLK SOUTHERN CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

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Notes:

LOGO

- -------------------------------------------------------------------------------

NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

NORFOLK SOUTHERN CORPORATION

THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON
THURSDAY, MAY 9, 1996

- -------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at The Norfolk Waterside Marriott and Waterside Convention Center, 235 East Main Street, Norfolk, Virginia, on Thursday, May 9, 1996, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

    1. Election of three directors to the class whose term will expire in 1999 and one director to the class whose term expires in 1997.

    2. Ratification of the appointment of independent public accountants as auditors.

    3. Transaction of such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 1, 1996, will be entitled to vote at such meeting.

                                              By order of the Board of
                                              Directors,
                                                 DEZORA M. MARTIN,
                                                 Corporate Secretary.

Dated: April 1, 1996

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

                         Norfolk Southern Corporation
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                  April 1, 1996

                                PROXY STATEMENT

  This statement and the accompanying proxy will be mailed to stockholders of Norfolk Southern Corporation on or about April 1, 1996. The Corporation's Annual Report for 1995 was mailed under separate cover beginning March 15, 1996. The proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held May 9, 1996. The cost of soliciting proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for their reasonable expenses in forwarding proxy material to beneficial owners. In addition to solicitation by mail, officers and regular employees of the Corporation may solicit proxies by telephone, facsimile, telegram or personal interview at no additional compensation.

  Policies are in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. Each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially. Members of the Board of Directors and employees of the Corporation do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

  If the enclosed proxy is properly signed and returned to The Bank of New York, the shares represented thereby will be voted in accordance with its terms. Any stockholder who has executed and returned a proxy and for any reason wishes to revoke it may do so at any time before the proxy is voted by giving prior notice of revocation in any manner to the Corporation, or by executing and delivering a subsequent proxy or by attending the meeting and voting in person.

  The record date for stockholders entitled to vote at the Annual Meeting is March 1, 1996. As of February 29, 1996, the Corporation had issued and outstanding 135,886,190 shares of Common Stock, of which 128,625,861 shares were entitled to one vote per share.

                             ELECTION OF DIRECTORS

  The terms of Gerald L. Baliles, Gene R. Carter, E. B. Leisenring, Jr. and Arnold B. McKinnon expire at the Annual Meeting on May 9, 1996.

  Mr. Robert E. McNair, a member of the class containing three directors whose term expires in 1997, will retire effective the date of the Annual Meeting under the Corporation's retirement policy for directors. Accordingly, at its meeting held on January 23, 1996, the Board of Directors amended the Bylaws to decrease the number of directors from eleven to ten, effective the date of the Annual Meeting.

  Unless otherwise instructed on the enclosed proxy, such proxy will be voted in favor of the reelection of Messrs. Baliles, Carter and Leisenring to serve in the class whose term will expire in 1999, and the election of Arnold B. McKinnon to serve for a one-year term expiring in 1997. The election of Mr. McKinnon to be the third director in the class whose term expires in 1997 will result in each class containing as nearly as possible one third of the total number of directors. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the total number of directors will be reduced.

  Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Votes that are withheld or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the stockholders' meeting. There are no family relationships among any of the nominees or directors--or among any of the nominees or directors and any officer--nor is there any arrangement or understanding between any nominee or director and any other person, pursuant to which the nominee or director was selected.

NOMINEE (FOR TERM EXPIRING IN 1997)


                     Mr. McKinnon, 68, Norfolk, Va., has been a director since 1986. He was Chairman and Chief Executive Officer of
[PHOTO] Norfolk Southern Corporation until his retirement in 1992, having served prior thereto as Chairman, President and Chief Executive Officer.

Arnold B. McKinnon
- -------------------------------------------------------------------------------


NOMINEES (FOR TERM EXPIRING IN 1999)


                     Mr. Baliles, 55, Richmond, Va., has been a director since 1990. He has been a partner in the law firm of Hunton &
[PHOTO] Williams, a business law firm with offices in several major U. S. cities and international offices in Brussels, Belgium, Warsaw, Poland, and Hong Kong, since 1990.

Gerald L. Baliles

                     (See information under the "Certain Relationships" caption on page 10.)

- -------------------------------------------------------------------------------

                     Mr. Carter, 56, Alexandria, Va., has been a director since 1992. He has been Executive Director of the Association for Supervision and Curriculum Development,
[PHOTO] among the world's largest international education associations, since July 1992, having served prior thereto as Superintendent of Schools in Norfolk, Va.

Gene R. Carter
- --------------------------------------------------------------------------------



                     Mr. Leisenring, 70, Philadelphia, Pa., has been a director since 1982. He is Chairman of the Philadelphia Contributionship, the nation's oldest insurance company. He was Chairman and Chief Executive Officer of Penn Virginia Corporation, a natural resources holding and
[PHOTO] development company, until his retirement in 1992. He is a director of Westmoreland Coal Company. Mr. Leisenring is also a director of Fidelity Bank, N.A. (a wholly owned subsidiary of First Union Bank), PICO Products, Inc. and SKF USA Inc. (a controlled subsidiary of Aktiebolaget SKF, a Swedish corporation).

E. B. Leisenring, Jr.

- --------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1997


                     Mr. Goode, 55, Norfolk, Va., has been a director since 1992. He has been Chairman, President and Chief Executive Officer of the Corporation since September 1992, having previously become President in October 1991, and
[PHOTO] Executive Vice President-Administration in January 1991, and having served prior thereto as Vice President-Taxation. He is also a director of Caterpillar, Inc., Georgia-Pacific Corporation, Texas Instruments Inc. and TRINOVA Corporation.

David R. Goode
- --------------------------------------------------------------------------------


                     Mr. Pote, 49, New York, N.Y., has been a director since 1988. He has been a partner of The Beacon Group, a
[PHOTO] private investment partnership, since April 1993, having served prior thereto as President of PBS Properties, Inc. Mr. Pote is also a director of Turecamo Maritime, Inc.


Harold W. Pote

                     (See information under "Certain Relationships" caption on page 10).

- --------------------------------------------------------------------------------

DIRECTORS WHOSE TERM EXPIRES IN 1998


                     Mr. Coleman, 65, Wickliffe, Ohio, has been a director since 1982. He has been Chairman of The Lubrizol
[PHOTO] Corporation, a diversified specialty chemical company, since January 1, 1996, having previously become Chairman and Chief Executive Officer in April 1982. He is also a director of Harris Corporation.

L. E. Coleman
- --------------------------------------------------------------------------------



                     Mr. Hahn, 69, Atlanta, Ga., has been a director since 1985. He has been Honorary Chairman of the Board of Georgia-Pacific Corporation, a manufacturer and distributor of building products, pulp and paper products and chemicals, since December 1993, having previously
[PHOTO] become Chairman of the Board in May 1993, and having served prior thereto as Chairman of the Board and Chief Executive Officer. He is also a director of Coca-Cola Enterprises, SunTrust Banks, Inc. and Trust Company Bank of Georgia.

T. Marshall Hahn, Jr.
- --------------------------------------------------------------------------------


                     Mr. Hilliard, 56, New York, N.Y., has been a director since 1992. He has been a partner in Brown Brothers
[PHOTO] Harriman & Co., a private bank in New York City, since January 1979. He is also a director of Owens-Corning Fiberglas Corporation.

Landon Hilliard


- --------------------------------------------------------------------------------
                     (See information under the "Certain Relationships" caption on page 10).

                     Ms. O'Brien, 42, Roanoke, Va., has been a director since 1994. She has been President of Hollins College since
[PHOTO] July 1991, having served prior thereto as Dean of the Faculty at Middlebury College, Vt. She is also a director of Landmark Communications, Inc.

Jane Margaret O'Brien

- --------------------------------------------------------------------------------

                         BENEFICIAL OWNERSHIP OF STOCK

  To the knowledge of the Corporation, no person beneficially owns more than 5% of its Common Stock.

  The following table sets forth as of February 29, 1996, the beneficial ownership of the Corporation's Common Stock by each director (including the Chief Executive Officer) and nominee, each of the other five most highly compensated executive officers and all executive officers and directors of the Corporation as a group. Each individual and all executive officers and directors as a group own less than 1% of the total outstanding shares of the Corporation's Common Stock and, unless otherwise indicated, all shares are held with sole voting and investment powers. Unless otherwise noted, no director or executive officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock.

                        SHARES OF
NAME                   COMMON STOCK
- ----                   ------------
Gerald L. Baliles          1,200/1/,/2/
Gene R. Carter             1,050/1/
L. E. Coleman              4,112/1/,/3/
David R. Goode           206,714/4/
T. Marshall Hahn, Jr.      2,200/1/
Landon Hilliard            2,000/1/
E. B. Leisenring, Jr.      9,805/1/,/5/
Arnold B. McKinnon       205,462/1/

                        SHARES OF
NAME                   COMMON STOCK
- ----                   ------------
Robert E. McNair           2,100/1/,/6/
Jane Margaret O'Brien      1,000/1/
Harold W. Pote             1,500/1/
John R. Turbyfill        192,690/7/
D. Henry Watts           120,857/8/
John S. Shannon          139,982/9/
Stephen C. Tobias         56,246/1//0/
Henry C. Wolf             59,890/1//1/

41 Executive Officers and Directors as a group (including the
 persons named above)/1//2/                                    1,792,452/1//3/

- --------
  /1/Includes 1,000 shares awarded non-employee directors pursuant to the Directors' Restricted Stock Plan over which shares the director possesses voting power but has no investment power until the shares are distributed (see information under the "Board of Directors" caption on page 7).
  /2/Includes 200 shares owned by Mr. Baliles' wife, in which he disclaims beneficial ownership.
  /3/Includes 112 shares owned by Mr. Coleman's wife, in which he disclaims beneficial ownership.
  /4/Includes 3,011 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan. Includes 14,519 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed. Also includes 172,521 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days.
  /5/Includes 5,205 shares owned by Mr. Leisenring's wife, in which he disclaims beneficial ownership.
  /6/Includes 100 shares held pursuant to an investment trust. Mr. McNair has sole voting power and shared investment power over these shares. Also includes 1,000 shares owned by Mr. McNair's wife, in which he disclaims beneficial ownership.
  /7/Includes 8,960 shares credited to Mr. Turbyfill's account in the Corporation's Thrift and Investment Plan. Includes 18,635 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Turbyfill possesses voting power but has no investment power until the shares are distributed. Includes 135,914 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Turbyfill has the right to acquire beneficial ownership within 60 days. Also includes 2,049 shares owned by Mr. Turbyfill's wife, in which he disclaims beneficial ownership.
  /8/Includes 3,796 shares credited to Mr. Watts' account in the Corporation's Thrift and Investment Plan. Includes 16,957 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Watts possesses voting power but has no investment power until the shares are distributed. Includes 85,442 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Watts has the right to acquire beneficial ownership within 60 days. Also includes 14,662 shares owned by Mr. Watts' wife, in which he disclaims beneficial ownership.
  /9/Includes 2,386 shares credited to Mr. Shannon's account in the Corporation's Thrift and Investment Plan. Includes 17,163 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Shannon possesses voting power but has no investment power until the shares are distributed. Includes 85,820 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Shannon has the right to acquire beneficial ownership within 60 days.
  /1//0/Includes 3,581 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan. Includes 5,255 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed. Includes 39,547 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days.
  /1//1/Includes 2,960 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan. Includes 4,700 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed. Includes 45,527 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days.
  /1//2/The spouse of one executive officer owns 70 shares of Norfolk Southern Railway Company Preferred Stock, Series A, in which the officer disclaims beneficial ownership.
  /1//3/Includes 82,095 shares credited to officers' individual accounts under the Corporation's Thrift and Investment Plan. Includes 135,125 shares held by the Corporation for officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan, over which the individual possesses voting power but no investment power until the shares are distributed, and 1,147,178 shares subject to stock options granted to officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days. Also includes 25,773 shares in which beneficial ownership is disclaimed.

  Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Corporation's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. For 1995, based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms were filed on time.

                              BOARD OF DIRECTORS

  The Board of Directors of the Corporation consists of eleven members (effective the date of the 1996 Annual Meeting of Stockholders, the number will be reduced to ten) and is divided into three classes, each elected for a term of three years, with each class containing as nearly as possible one third of the total number of directors as required by the Corporation's Restated Articles of Incorporation. The Board met a total of seven times in 1995. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served, except Gene R. Carter who attended eight of eleven such meetings, and Harold W. Pote who attended eleven of sixteen such meetings.

  Under the Corporation's retirement policy for directors, a director who attains the age of 72 shall resign effective the date of the next annual meeting unless that director's term of office expires on such date, in which event he shall refrain from becoming a candidate for reelection.

TERMINATION OF PENSION PLAN

  At its January 1996 meeting, the Board voted to terminate, effective June 1, 1996, the Corporation's pension plan both for outside directors serving on that date and for all subsequently elected outside directors. Directors who retired prior to June 1, 1996, will continue to receive pensions.

  Because current outside directors joined the Board with the expectation that they would receive pensions, such individuals serving on June 1, 1996, will be made whole for the actuarially determined present value of the pension benefit they have agreed to relinquish. Accordingly, each such director will be credited with an amount (Terminated Pension) equal to the value--discounted at the rate currently prescribed by the Pension Benefit Guaranty Corporation and based on the director's age as of May 31, 1996--of the foregone right to have received annually for life, commencing when the director became 72, an annuity equal to the current annual retainer.

  Consistent with the Board's intention to increase each outside director's equity relationship to the Corporation and thereby more completely to align all the directors' interests with those of stockholders generally, the Terminated Pension will be converted into stock units (Units) (one Unit is equal to one share of NS Common Stock), based on the mean of the high and low trading prices of the common stock on the date of the 1996 Annual Meeting of Stockholders. Units will be credited to each director's separate memorandum account, which will be maintained as are accounts established pursuant to the "Outside Directors' Deferred Stock Unit Program," described below.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not also an officer of the Corporation received compensation for services during 1995 of $32,000 a year as a retainer and, in addition, a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Officers who also serve as directors receive no additional compensation.

  A director may elect to receive all or a portion of compensation on a deferred basis under the Corporation's Directors' Deferred Fee Plan. The amount received on a deferred basis is credited to a separate memorandum account, together with interest on the amount credited to the account at the beginning of each quarter, at a rate for 1994 and later years determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning with the year following the year in which the participant ceases to be a director. The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under the Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in the Plan. Five current directors are participants.

  Under the Directors' Restricted Stock Plan each non-employee director serving on January 1, 1994, was awarded a restricted grant of 1,000 shares of the Corporation's Common Stock (Restricted Shares). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also will receive a grant of 1,000 Restricted Shares. Restricted Shares are registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends), subject to certain restrictions. The Restricted Shares awarded under this Plan may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Shares are granted and
(b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires. For purposes of the Plan, a director "retires" when service as a director terminates because (a) the director is ineligible to continue serving under the retirement policy for directors or (b) the director has served for at least two consecutive years and such termination is due to (i) taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service as a director or (ii) the fact that continued service as a director would be a violation of law.

  At its January 1996 meeting, the Board adopted the Outside Directors' Deferred Stock Unit Program, pursuant to which each outside director will be granted 200 stock units (Units) (one Unit is equal to one share of NS Common Stock), effective the date of the 1996 Annual Meeting of Stockholders. Units will be credited to a memorandum account maintained in the director's name; it is anticipated that outside directors will continue to be granted, effective the date of each Annual Meeting of Stockholders, additional Units equal in value to approximately 50% of the annual retainer in effect for that year. The Units in each memorandum account will be credited with dividends paid on the common stock, and the amount so credited will be converted into additional Units, including fractions thereof, based on the mean of the high and low trading prices of the common stock on the dividend payment date. Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an irrevocable election made by each director) an amount determined with respect to the mean of the high and low trading prices of the common stock. The amount of a lump-sum payment will be determined on the basis of the mean of the high and low trading prices of the common stock on the last business day of the month following the director's cessation of service. The amount of installment payments will be determined annually with respect to the mean of the high and low trading prices of the common stock on the third business day following the public announcement of annual earnings in January. During the ten-year period over which installments are paid, Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the common stock.

  In line with its long-standing commitments to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same, the Corporation has instituted the Directors' Charitable Award Program. Each director serving on the date of this Proxy Statement may nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); another $500,000 will be paid to the Norfolk Southern Foundation in the director's name. The program is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors. Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from the program. Moreover, amounts the Foundation receives from insurance proceeds under this program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's work.

COMMITTEES

  Each year, not later than its organization meeting, the Board of Directors appoints the Audit Committee, Executive Committee, Compensation and Nominating Committee and Pension Committee.

  The Audit Committee recommends to the Board of Directors the engagement of, and the fee to be paid to, the independent public accountants; reviews with the independent accountants the annual audit plan; receives, reviews and transmits to the Board the annual report and financial statements of the Corporation and its consolidated subsidiaries; and reviews, in consultation with the independent accountants and the Corporation's internal audit staff, as deemed necessary, the Corporation's accounting policies, conflict of interest policy, internal control systems and financial operations and reporting. This Committee met four times in 1995, and its members are L. E. Coleman, Chairman, Gerald L. Baliles, Gene R. Carter, Landon Hilliard and Harold W. Pote.

  The Compensation and Nominating Committee makes recommendations to the Board of Directors concerning executive compensation; adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation; individuals to be elected as officers of the Corporation; and nominees for election to the Board. The Committee will consider Board nominees recommended by stockholders. Recommendations by stockholders must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity. This Committee met five times in 1995, and its members are
E. B. Leisenring, Jr., Chairman, L. E. Coleman, T. Marshall Hahn, Jr. and Robert E. McNair.

  The Executive Committee is empowered to exercise all the authority of the Board of Directors to the extent permitted by Virginia law when the Board is not in session, including the declaration of a quarterly dividend upon the Common Stock of the Corporation at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board. This Committee met three times in 1995, and its members are Arnold B. McKinnon, Chairman, David R. Goode, T. Marshall Hahn, Jr. and E. B. Leisenring, Jr.

  The Pension Committee makes recommendations to the Board of Directors concerning an annual investment policy for investment of the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy; reviews the performance of the investment managers; and receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans. This Committee met five times in 1995, and its members are T. Marshall Hahn, Jr., Chairman, E. B. Leisenring, Jr., Robert E. McNair, Jane Margaret O'Brien and Harold W. Pote.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1995, the Corporation paid approximately $162,000 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, in 1995, Brown Brothers was paid approximately $165,000 in fees for managing a portion of the assets of the Corporation's pension fund.

  In January 1996, Beacon Group Energy Investment Fund L.P.--affiliated with The Beacon Group in which Mr. Pote is a principal--announced that it is purchasing a controlling interest in MAPCO Coal, Inc. During 1995 and in a number of earlier periods, all prior to Beacon's proposed acquisition of its interest, Norfolk Southern Railway Company provided transportation services for MAPCO at rates fixed in conformity with law or governmental authority. It is anticipated that the Railway will continue to provide transportation services for MAPCO in 1996 and succeeding years.

  MAPCO also had entered into various leases with a natural resources subsidiary of the Corporation, generating 1995 rent and royalty income for the subsidiary of slightly more than $3.5 million. The terms and conditions of such leases are not expected to be affected by the proposed acquisition. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals and of new leases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties.

  Kathryn B. McQuade is Vice President-Internal Audit of the Corporation. Ms. McQuade's spouse is one of approximately 6,100 partners worldwide in KPMG Peat Marwick LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for the Corporation. The Corporation paid KPMG approximately $1.9 million for all services rendered during 1995.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following identifies any reportable business relationships between the Corporation and Messrs. Leisenring, Coleman, Hahn or McNair, the members of the Compensation and Nominating Committee.

  In 1995, the Corporation paid approximately $273,000 to McNair Law Firm, P.A., of which Mr. McNair is Chairman, for legal and consulting services.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other five most highly compensated executive officers of the Corporation for service in all capacities to the Corporation and its subsidiaries for the fiscal years ending December 31, 1995, 1994 and 1993.

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                 ANNUAL COMPENSATION                COMPENSATION
                           -------------------------------      ---------------------
                                                                  AWARDS    PAYOUTS
                                                                ---------- ----------
                                                 OTHER          SECURITIES
                                                 ANNUAL         UNDERLYING    LTIP       ALL OTHER
NAME AND PRINCIPAL         SALARY/1/ BONUS/1/ COMPENSATION      OPTIONS/3/ PAYOUTS/4/ COMPENSATION/5/
     POSITION         YEAR    ($)      ($)        ($)              (#)        ($)           ($)
- ------------------    ---- --------- -------- ------------      ---------- ---------- ---------------
David R. Goode        1995  685,000  616,500    206,077/2/,/6/    50,000        /7/       63,796
 Chairman, President  1994  585,000  497,250    537,303           40,000    505,965        4,500
 and Chief Executive  1993  535,000  376,480    300,309           40,000    217,011       50,480
 Officer
John R. Turbyfill     1995  435,000  348,000    212,612/2/        20,000        /7/       36,693
 Vice Chairman        1994  425,000  340,000    427,235           20,000    316,195        4,500
                      1993  414,583  273,086    331,359           12,500    217,011       36,924
D. Henry Watts        1995  381,250  290,938    255,121/2/        12,500        /7/       33,758
 Vice Chairman        1994  370,000  277,500    459,530           12,500    316,195        4,500
                      1993  360,000  237,132    377,009           12,500    217,011       33,444
John S. Shannon       1995  375,000  281,250     82,504/2/        12,500        /7/       31,929
 Executive Vice       1994  370,000  277,500    307,848           12,500    316,195        4,500
 President-Law        1993  360,000  237,132    233,296           12,500    217,011       30,681
Stephen C. Tobias
 Executive Vice       1995  305,000  228,750     40,843/2/        12,500        /7/       26,304
 President-           1994  267,500  200,625    139,362            5,000    126,491        4,500
 Operations           1993  223,750  147,384     99,425            5,000     86,818       22,910
Henry C. Wolf         1995  305,000  228,750     45,976/2/        12,500        /7/       29,693
 Executive Vice       1994  267,500  200,625    142,245           12,500    126,491        4,500
 President-Finance    1993  204,167  134,485    101,053            5,000     86,818       27,269

- --------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes cash payment of dividend equivalents in an amount equal to, and commensurate with, dividends paid on the Common Stock on performance share units awarded through 1992 pursuant to the Corporation's Long-Term Incentive Plan (dividend equivalents are not paid on performance share units awarded after 1992). Includes amounts reimbursed for the payment of taxes on personal benefits. Does not include a tax absorption payment, which was not determinable in time to be reported, under the Long-Term Incentive Plan for the 1995 award of performance shares. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1995, these amounts were: for Mr. Goode, $42,117; Mr. Turbyfill, $201,104; Mr. Watts, $242,213; Mr. Shannon, $70,162; Mr. Tobias, $29,438; and Mr. Wolf, $30,968.
  /3/Options were granted without tandem SARs.

  /4/Represents market value, as of the date of award, of Common Stock earned pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 1994 and 1993 (for 1993, performance shares were awarded for achievements in the three-year period 1991-1993, and for 1994, performance shares were awarded for achievements in the three-year period 1992-1994). For 1995, the award of performance shares for achievements in the three-year period 1993-1995 had not been approved in time to be reported.
  /5/Includes for 1995 (i) contributions of $4,500 to the Corporation's 401(k) plan on behalf of each named executive officer; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $59,296; Mr. Turbyfill, $32,193; Mr. Watts, $29,258; Mr.
Shannon $27,429; Mr. Tobias $21,804; and Mr. Wolf $25,193.
  /6/Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at approximately $95,000.00, calculated on the basis of the aggregate incremental cost of such use to the Corporation.
  /7/For 1995, the award of performance shares for achievements in the three-year period 1993-1995 had not been approved in time to be reported.

LONG-TERM INCENTIVE PLAN

  The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of the Corporation and certain of its subsidiaries. The Compensation and Nominating Committee of the Board of Directors ("Committee") is charged with administration of the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  STOCK OPTIONS

  The following table sets forth certain information concerning the grant in 1995 of stock options under the Corporation's Long-Term Incentive Plan to each named executive officer:

                    OPTION/SAR* GRANTS IN LAST FISCAL YEAR

                                                                  GRANT DATE
                       INDIVIDUAL GRANTS                            VALUE
- ----------------------------------------------------------------- ----------
                 NUMBER OF
                 SECURITIES  % OF TOTAL
                 UNDERLYING   OPTIONS                             GRANT DATE
                  OPTIONS    GRANTED TO   EXERCISE OR              PRESENT
                 GRANTED/1/ EMPLOYEES IN BASE PRICE/2/ EXPIRATION  VALUE/3/
NAME                 #      FISCAL YEAR  ($ PER SHARE)    DATE       ($)
- ----             ---------- ------------ ------------- ---------- ----------
D. R. Goode        50,000       6.96%        62.50     01/29/2005  844,000
J. R. Turbyfill    20,000       2.78%        62.50     01/29/2005  337,600
D. H. Watts        12,500       1.74%        62.50     01/29/2005  211,000
J. S. Shannon      12,500       1.74%        62.50     01/29/2005  211,000
S. C. Tobias       12,500       1.74%        62.50     01/29/2005  211,000
H. C. Wolf         12,500       1.74%        62.50     01/29/2005  211,000

*No SARs were granted in 1995.

- --------

  /1/Options were granted effective January 30, 1995, exercisable one year after the date of grant. Dividend equivalents are paid in cash for five years on these options in an amount equal to, and commensurate with, dividends paid on the Common Stock.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant at the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an executive officer may realize depends on the stock price on the date the option is exercised; consequently, there is no assurance the amount realized by an executive officer will be at or near the monetary value determined by using this statistical model.

  The model assumes:

    (a) a stock volatility factor of 0.1902: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1990, through December 31, 1994;

    (b) a dividend yield of 3.23%: yield was determined monthly and averaged over the 60-month period January 1, 1990, through December 31, 1994;

    (c) a 1994 risk-free rate of return of 6.75%: this represents the return on a comparatively "risk-free" investment in 1994, the year prior to the issuance of these options; and

    (d) that the option will be exercised during its ten-year term.

  The foregoing measures and assumptions produce a Black-Scholes factor of
0.27 and a resulting present value of $16.88 for each share of common stock subject to the 1995 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their term. Values computed under the Black-Scholes model are not affected by payment of dividend equivalents on unexercised options.

  The following table sets forth certain information concerning the exercise of options and/or SARs by each named executive officer during 1995 and the unexercised options and SARs held by each as of the end of 1995:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                          NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS/SARS AT             IN-THE-MONEY OPTIONS/SARS
                   SHARES                             FY-END                              AT FY-END/1/
                 ACQUIRED ON   VALUE                    (#)                                    ($)
                  EXERCISE    REALIZED    --------------------------------------    ---------------------------
NAME                 (#)        ($)        EXERCISABLE           UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
- ----             -----------  --------    ----------------      ----------------    -----------   -------------
D. R. Goode         3,300/2/  144,443/2/             172,521                50,000   2,267,537       846,875
J. R. Turbyfill    12,095/3/  516,240/3/             136,814/4/             20,000   4,104,618/4/    338,750
D. H. Watts             0           0                 85,442                12,500   2,039,961       211,719
J. S. Shannon           0           0                 85,820                12,500   2,057,492       211,719
S. C. Tobias        3,790     139,360                 39,547                12,500     718,069       211,719
H. C. Wolf          4,157     178,839                 45,527                12,500     703,951       211,719

- --------

  /1/Equal to the mean ($79.4375) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1995, less the exercise prices of the options, multiplied by the number of options.
  /2/Includes 995 shares of Common Stock received upon exercise of 3,300 SARs payable one half in stock and one half in cash.
  /3/Includes 699 shares of Common Stock received upon exercise of 2,200 SARs payable one half in stock and one half in cash.
  /4/Includes 32,291 tandem SARs with a value of $1,835,036.

  PERFORMANCE SHARE UNITS ("PSUS")

  The following table sets forth certain information concerning the grant in 1995 of PSUs under the Corporation's Long-Term Incentive Plan to each named executive officer. These PSU grants entitle a recipient to "earn out" or receive performance shares (shares of the Corporation's Common Stock) at the end of a three-year performance cycle (1995-1997) based on the Corporation's performance during this three-year period. Under the 1995 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted:
(1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Report of the Compensation and Nominating Committee, beginning on page 16.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                 NUMBER OF    PERFORMANCE  ESTIMATED FUTURE PAYOUTS UNDER
                  SHARES,       OR OTHER    NON-STOCK PRICE-BASED PLANS
                 UNITS OR     PERIOD UNTIL -------------------------------------
              OTHER RIGHTS/1/  MATURATION  THRESHOLD   TARGET/2/     MAXIMUM
NAME                (#)        OR PAYOUT      (#)         (#)          (#)
- ----          --------------- ------------ ----------  -----------   -----------
D. R. Goode       32,000       01/01/95-             0       24,256       32,000
                               12/31/97
J. R. Turby-      16,000       01/01/95-             0       12,128       16,000
 fill                          12/31/97
D. H. Watts       10,000       01/01/95-             0        7,580       10,000
                               12/31/97
J. S. Shan-       10,000       01/01/95-             0        7,580       10,000
 non                           12/31/97
S. C. Tobias      10,000       01/01/95-             0        7,580       10,000
                               12/31/97
H. C. Wolf        10,000       01/01/95-             0        7,580       10,000
                               12/31/97

- --------
  /1/Performance shares, when earned out, will be issued one half in cash and one half in stock, with the stock portion being held by the Corporation for up to 60 months pursuant to a share retention agreement unless such requirement is waived by the Committee in its sole discretion. Because approximately one half of the performance shares earned under the 1995 award will be subject to a share retention agreement, the withholding taxes due will be withheld from the cash portion of this award.
  /2/The Long-Term Incentive Plan does not provide a performance target; consequently, this column represents 75.8% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is based on the percentage of the previous fiscal year's actual "earn out" under the Plan.

PENSION PLANS

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1995 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                                   YEARS OF CREDITABLE SERVICE
                     -----------------------------------------------------------------------------
REMUNERATION            25                     30                     35                     40
- ------------         --------               --------               --------               --------
$  200,000           $ 60,151               $ 73,639               $ 87,203               $101,129
   300,000             97,651                118,639                139,703                161,129
   400,000            135,151                163,639                192,203                221,129
   500,000            172,651                208,639                244,703                281,129
   600,000            210,151                253,639                297,203                341,129
   700,000            247,651                298,639                349,703                401,129
   800,000            285,151                343,639                402,203                461,129
   900,000            322,651                388,639                454,703                521,129
 1,000,000            360,151                433,639                507,203                581,129
 1,100,000            397,651                478,639                559,703                641,129
 1,200,000            435,151                523,639                612,203                701,129
 1,300,000            472,651                568,639                664,703                761,129
 1,400,000            510,151                613,639                717,203                821,129
 1,500,000            547,651                658,639                769,703                881,129

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1996, for each executive officer named in the Summary Compensation Table were: Mr. Goode, $789,348 and 30 years; Mr. Turbyfill, $687,595 and 35 years; Mr. Watts, $599,687 and 40 years; Mr. Shannon, $593,438 and 39 years; Mr. Tobias, $376,668 and 26 years; Mr. Wolf, $338,376 and 23 years.

CHANGE-IN-CONTROL ARRANGEMENTS

  In 1994, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into change-in-control compensation agreements ("Agreements") with each officer named in the Summary Compensation Table (and with other key employees). These Agreements provide for certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. This action was based on an analysis of U.S. corporations' practices in this area conducted by an outside consultant (that also advises the Compensation and Nominating Committee concerning the competitiveness and structure of compensation for executive officers) engaged by the Committee to advise it on these matters. Based on its research, the consultant suggested the type and scope of coverage that would be appropriate and in line with the practices of other U.S. corporations.

  These Agreements, terminable by either the Corporation or the named executive officer (or other key employee) on twenty-four months' notice, provide generally for severance compensation payments (not continued employment) equal, in the case of officers named in the Summary Compensation Table, to three times the sum of their Base Pay and Incentive Pay and for the redemption of outstanding, but exercisable, options (subject to restrictions in the case of persons, such as the officers named in the Summary Compensation Table, imposed under Section 16 of the Securities Exchange Act of 1934) and of certain outstanding Performance Share Units. Covered individuals also are eligible for certain continued Benefits coverage (principally medical, insurance and death benefits) for two years following a covered Termination and for additional service credit under the Corporation's retirement plans; in the case of an officer named in the Summary Compensation Table, such additional service credit may not exceed the creditable service such officer would have had upon reaching mandatory retirement age. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1995 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1995 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1995 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met five times during 1995. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Management Incentive Plan ("MIP"), as adopted by the Board of Directors (and since January 1, 1996, its Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting), and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with those paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as well as all officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. This information is compiled by the Corporation's Personnel Department and by an outside consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such subjective evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendations concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman's base salary between the 50th and 75th percentiles of the base salaries paid to chairmen of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Because Mr. Goode became Chairman of the Corporation in 1992, his base salary in 1995 still was below the 50th percentile (using the most current data available when the decision concerning his base pay was made); the base salary of other Executive Officers in 1995 approximated the 50th percentile.

  For 1995, Mr. Goode's salary was increased by $100,000, or 17.1%. This 1995 increase, not tied to or reflecting application of any specific formula, reflects both the Corporation's total operating revenues and record net income in 1994, despite uncertainties about the domestic economy and reduced export coal traffic, and the Board's confidence in Mr. Goode's leadership. The Committee recommended and the Board approved average increases of 3.5% for Messrs. Turbyfill, Shannon, Tobias, Watts and Wolf; these increases were based on Mr. Goode's recommendations and the Corporation's 1994 performance.

  MANAGEMENT INCENTIVE PLAN ("MIP"): The Corporation's MIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual profitability. Awards to Executive Officers and other MIP participants are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income when the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%. Beginning in calendar year 1996, incentive opportunities previously offered the Executive Officers and certain other Board-elected officers will be made available through the Executive Management Incentive Plan.

  Base salaries of the Corporation's Executive Officers have tended to be lower than at comparable organizations, and their incentive pay opportunities have tended to be higher. It is the Committee's philosophy that, when the Corporation achieves MIP profitability goals, the total of the Executive Officers' base salaries and MIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's incentive pay with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1994 the Committee set Mr. Goode's maximum 1995 incentive opportunity at 90% of 1995 base salary, the Vice Chairman's at 80% of 1995 base salary, and the other Executive Officers' at 75% of 1995 base salary. Actual payments, if any, are based on the total amount in the annual incentive fund. For 1995, 312 key employees, including the Executive Officers, earned MIP awards. In light of the Corporation's 1995 performance, the related MIP payments earned by Mr. Goode and the other Executive Officers were equal to 100% of their respective maximum incentive opportunities. The 1995 MIP award paid to Mr. Goode fell below the 50th percentile with respect to 1994 bonuses (the most current data available when decisions concerning his incentive opportunity were made) earned by chief executive officers in his peer group. The 1995 MIP awards paid to the other Executive Officers also fell below the 50th percentile with respect to 1994 bonuses earned by individuals in similar positions in their respective peer group.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions at a number of U.S. companies. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. Since the inception of the Plan and continuing through the awards made in 1994, this analysis resulted in a general practice of granting options to performance share units in a ratio of 2 to 1. For grants made in 1995, that ratio changed, reflecting the award of relatively more performance share units than in past years-- reflecting, in part, the effects of the Committee's decision not to make tax absorption payments on the actual earnouts of the 1995 awards: for Mr. Goode, the ratio of awarded options to awarded performance share units was roughly 1.56 to 1; for the other Executive Officers, that ratio was 1.25 to
  1. Those ratios may or may not be maintained.

  The Committee compares Mr. Goode's total compensation to that of the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The total compensation of the other Executive Officers is evaluated relative to survey data for comparable positions at American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. Based on this review, the number of stock options and performance share units granted is fixed (assuming that all performance share units actually are earned--which has not happened to date) so as to place the total compensation of Mr. Goode and the other Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1995 meeting, the Committee granted--subject to receipt of stockholders' approval at their May 1995 Annual Meeting, which approval was obtained--stock options to each of the six Executive Officers and to 307 other key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted--subject to receipt of stockholders' approval at their May 1995 Annual Meeting, which approval was obtained--performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 1998. The number of performance share units that are actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting--specifically, the Corporation's three-year (i.e., 1995-1997) average Return on Average Invested Capital, three-year average operating ratio and three-year total Return to Stockholders, evaluated relative to pre-established performance measures set out in the schedules below. One third of the performance share units granted in 1995 are available to be earned based on each of the three performance criteria.

- ----------------------------------------   ------------------------------------------
            TOTAL STOCKHOLDER RETURN           RETURN ON AVERAGE INVESTED CAPITAL
              ("TSR") VS. S&P 500                           ("ROAIC")
- ----------------------------------------   ------------------------------------------
                         PERCENTAGE OF                                   PERCENTAGE OF
      THREE-YEAR          PERFORMANCE             THREE-YEAR              PERFORMANCE
     AVERAGE TSR          SHARE UNITS               AVERAGE               SHARE UNITS
     VS. S&P 500            EARNED                   ROAIC                  EARNED
- ----------------------------------------   ------------------------------------------
90th percentile              100%                     20%                     100%
         80th                 90%                     19%                     90%
         70th                 85%                     18%                     80%
         60th                 80%                     17%                     70%
         50th                 75%                     16%                     60%
         40th                 50%                     15%                     50%
         30th                 30%                     14%                     40%
    25th and below             0%                     13%                     20%
                                                   Below 13%                   0%
- ----------------------------------------   ------------------------------------------


                 ----------------------------------
                       OPERATING RATIO ("OPR")
                 ----------------------------------
                                      PERCENTAGE OF
                                       PERFORMANCE
                 THREE-YEAR NS         SHARE UNITS
                  AVERAGE OPR            EARNED
                 ----------------------------------
                      70%                 100%
                      75%                  75%
                      80%                  50%
                      85%                  25%
                   Above 85%                0%
                 ----------------------------------

  All stock options and performance share units granted in 1995 to Executive Officers were subject to the following terms. For the first five (5) years following the date stock options are granted and while the options remain outstanding (i.e., until such time as they are exercised by the Executive Officer), the Corporation pays cash dividend equivalents on such options to the Executive Officers. The Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  Mr. Goode was granted options on 50,000 shares of common stock and 32,000 performance share units in 1995, and the other Executive Officers as a group were awarded options on 70,000 shares of common stock and 56,000 performance share units.

  In sum, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More important, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code to eliminate the deductibility of certain compensation over $1 million paid to executive officers. Based on the requirements of this new legislation and on interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                          E. B. Leisenring, Jr., Chairman
                                          L. E. Coleman, Member
                                          T. M. Hahn, Jr., Member
                                          R. E. McNair, Member

  PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1990, and ending December 31, 1995.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
               AMONG NORFOLK SOUTHERN CORPORATION, S&P 500 INDEX
                            AND S&P RAILROADS INDEX

                         PERFORMANCE GRAPH APPEARS HERE

                             NORFOLK                        S&P
Measurement Period           SOUTHERN          S&P          RAILROADS
(Fiscal Year Covered)        CORPORATION       500 INDEX    INDEX
- ---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1990    $100.00           $100.00      $100.00
FYE 12/31/1991               $146.81           $130.47      $163.22
FYE 12/31/1992               $156.00           $140.41      $183.27
FYE 12/00/1993               $184.67           $154.56      $227.13
FYE 12/00/1994               $163.49           $156.60      $196.22
FYE 12/00/1995               $220.53           $215.45      $287.07

- --------
  *Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1990, and that all dividends were reinvested.

                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                              PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Corporation for the year 1996. This firm has acted as auditors for the Corporation or its subsidiary, Norfolk and Western Railway Company, since 1969, and the Board of Directors recommends that its appointment be ratified by the stockholders.

  Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy, are not "cast" for this purpose.

  With respect to 1995, KPMG Peat Marwick LLP performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the Securities and Exchange Commission, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements.

  All services rendered by KPMG Peat Marwick LLP to the Corporation in 1995 were approved in advance or ratified by the Audit Committee of the Board of Directors, and this Committee determined that none jeopardized the auditing firm's independence. (See the "Certain Relationships and Related Transactions" caption on page 10.) KPMG Peat Marwick LLP has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1997 Annual Meeting of Stockholders to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-2191, no later than December 3, 1996.

                                 OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as set forth above. However, if any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons acting under the proxies.

                                          By order of the Board of Directors,
                                               DEZORA M. MARTIN,
                                             Corporate Secretary.

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints L. E. Coleman, David R. Goode or T. Marshall Hahn, Jr., and each or any of them, proxy for the undersigned, with power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at the Norfolk Waterside Marriott and Waterside Convention Center, 235 East Main Street, Norfolk, Virginia, on Thursday, May 9, 1996, and any adjournments thereof, upon the matters more fully set forth in the Proxy Statement and to transact such other business as may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM (2).

                                                   NORFOLK SOUTHERN CORPORATION
(Continued, and to be MARKED, DATED AND SIGNED     P.O. Box 11145
on the other side)                                 New York, N.Y. 10203-0145

     -----
     -----
PLEASE MARK BOXES [ ] OR [X] IN BLUE OR BLACK INK.

(1) Election of Directors  FOR all nominees listed   WITHHOLD AUTHORITY to vote
                           below, except as marked   for all nominees listed
                           to the contrary           below.      [_]
                           (see instruction).  [_]

 TERM EXPIRING 1999: Gerald L Baliles, Gene R. Carter and E. B. Leisenring, Jr. TERM EXPIRING 1997: Arnold B. McKinnon

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)

(2) Ratification of the appointment of KPMG Peat Marwick LLP, independent public accountants. (The Board of Directors recommends a vote FOR)
               FOR [_]     AGAINST [_]     ABSTAIN [_]
                                                           Address Change
                                                           and/or Comments
                                                           Mark Here      [_]

                                                    SIGN EXACTLY AS NAME
                                                    APPEARS HEREON. ATTORNEYS-
                                                    IN-FACT, EXECUTORS,
                                                    TRUSTEES, GUARDIANS,
                                                    CORPORATE OFFICERS, ETC.,
                                                    SHOULD GIVE FULL TITLE.


                                                    Dated:_______________, 1996

                                                    ___________________________
                                                            (SIGNATURE)
                                                    ___________________________
                                                            (SIGNATURE)
- --------------------------------------------------------
 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
- --------------------------------------------------------